Illumina Announces Changes to Board of Directors

David P. King nominated to support next phase of growth and innovation;
Frances Arnold, Robert S. Epstein, and Gary S. Guthart to retire from the Board

SAN DIEGO, April 2, 2026 /PRNewswire/ -- Illumina, Inc. (NASDAQ: ILMN) today announced changes to its Board of Directors. Frances Arnold, PhD, Robert S. Epstein, MD, and Gary S. Guthart, PhD, will retire from the Board in connection with the company’s upcoming annual meeting of shareholders, and the Board has nominated David P. King to be elected as a member of the Board.

“On behalf of the entire Board and management team, I want to thank Frances, Robert, and Gary for their exceptional service to Illumina,” said Scott Gottlieb, MD, Chair of the Board. “Their sound judgment and steady commitment helped steer the company through a period of transformation. Additionally, we’re pleased to nominate David King to the Board. Dave brings operating experience, public company board leadership, and regulatory insight forged across the healthcare and life sciences landscape. He has led complex organizations and advised companies at the intersection of innovation and patient care, translating technological advances into scalable, real-world applications that improve healthcare. With strong Board support, Illumina continues to lead the industry in advancing the integration of genomics into the practice of medicine.”

About David P. King
David P. King has extensive experience in healthcare and life sciences, serving in executive and non-executive roles. Mr. King is the former Executive Chairman and CEO of Laboratory Corporation of America Holdings (NYSE: LH), and currently serves as a director and chair of both Privia Health (NSDQ: PRVA) and AmSurg Corporation, and as a director of Smith & Nephew (NYSE: SNN). His board experience includes recent positions at several healthcare companies including ZimVie (2022-2025), VaxCare (2021-2025), and Health Channels. Before joining LabCorp in 2001, Mr. King was a partner at Hogan & Hartson LLP (now Hogan Lovells) where he was a key leader in the firm’s healthcare fraud and abuse practice, representing healthcare companies in investigations and litigation.

About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit illumina.com and connect with us on X, Facebook, LinkedIn, Instagram, TikTok, and YouTube.

Investors:
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IR@illumina.com

Media:
Christine Douglass
PR@illumina.com